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                                                                   EXHIBIT 10.22

                                 MEMORANDUM

PERSONAL AND CONFIDENTIAL

TO:    Doug Gardner

FROM:  Nelson Rising

DATE:  November 14, 1997

RE:    Memorandum of Understanding Regarding Employment


On behalf of Catellus Development Corporation ("Catellus"), I am pleased to confirm our offer of employment to you. This Memorandum of Understanding ("Memorandum") sets forth the terms of your employment with Catellus Development Corporation ("Catellus"), and entirely supersedes any previous understandings, whether oral or in writing.

The following provisions will govern your employment with Catellus:

* Effective October 1, 1997, you became a full-time, regular employee with the title of Vice President, and you will be continue to be expected to handle such responsibilities and perform such work as may be assigned.

* You acknowledge and agree that your employment will be "at-will" and that either Catellus or you, at any time, with or without cause and with or without notice, may terminate the employment relationship, including all compensation and benefits. However, should Catellus terminate your employment without cause before October 1, 2000, (A) Catellus will pay to you the amount of your cash compensation and total bonus (Target Bonus and Additional Bonus, both as defined below)
     for the preceding calendar year, or if the termination without Cause occurs before December 31, 1998, the amount of your base salary and Target Bonus for the year during which the termination without Cause occurs, and (B) the options awarded to you pursuant hereto will vest immediately. For purposes of this Agreement, "Cause" means that the Chief Executive Officer ("CEO") shall have determined that any of the following events has occurred: (i) the substandard performance by the Employee of his duties and authorities, based on the level of competence, consistency, quality, integrity or achievement considered desirable by the CEO, (ii) the commission by the Employee of an act of fraud or embezzlement, (iii) misconduct by the Employee as an employee of the Company or any affiliate, including without limitation the unauthorized disclosure of confidential or proprietary information of the  Company  or any  affiliate  by the  Employee,  or (iv) any  other
     failure  of  the  Employee   properly  to  discharge  the  duties  and
     authorities of his position which the CEO determines (A) constitutes a
     material  neglect  of  the  Employee's  duties  or  authorities,   (B)
     constitutes a breach of the Employee's fiduciary duties to the Company and its stockholders or (C) involves
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   any criminal activity on the part of the Employee or exposes the Company or any affiliate to any inappropriate risk.

* You will be compensated at the initial Monthly Salary rate of Fifteen Thousand Dollars ($15,000.00), payable in accordance with Catellus' normal payroll practices and subject to all applicable tax withholding requirements.

* You will receive in 1997 a total grant of stock options to purchase 100,000 shares of Catellus stock under the Company's Executive Stock Option Plan.

* For 1997, you have received contemporaneously herewith a signing bonus of $35,000 (less applicable withholding). In addition, you will be eligible for 1997 to receive a Target Bonus of up to 60% of your base salary actually paid in 1997, subject to satisfaction of target performance criteria as determined by Senior Management. For 1997 you will also be eligible for an Additional Bonus of up to 60% of your Base Salary actually paid in 1997, subject to satisfaction of the criteria for exceptional performance as determined by Senior Management. The performance criteria will be established by Senior Management and may relate to individual goals, company or division goals, or a combination. The maximum bonus potential will be paid only for extraordinary performance. To be eligible for either bonus, you must remain employed through the date the bonus is paid. Any bonus which you are entitled to receive for 1997 will be paid no later than March 31, 1998. With respect to future years, Senior Management will determine your eligibility to participate in such bonus programs as may be made available by Catellus to executives of your level.

*  You will receive an automobile allowance of $726.75 per month.

* As a condition of employment, you will be required to review the Company's Personnel Policies Manual (sent to you under prior correspondence), execute the Manual's Receipt and Acknowledgement (which is the last page of the Manual), and return such Receipt and Acknowledgment to Jaime Gertmenian no later than December 15, 1997.

*  This Memorandum will be governed by the laws of the State of California.


                        ACKNOWLEDGEMENT AND AGREEMENT
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I agree to the terms of this Memorandum.

Dated:                                /s/ Douglas J. Gardner
      ____________________________    _____________________________________
                                      Doug Gardner